Filed Pursuant to Rule 424(b)(3)

File No. 333-276707

ForeStructured Growth II Contract

ForeStructured Growth II Advisory Contract

Issued by

Forethought Life Insurance Company

Supplement dated March 6, 2025

to the

Prospectus dated August 12, 2024

Effective on or about March 10, 2025, the following updates are being made to the prospectus:

Under the “Appendix A: State Variations” section of the prospectus, the last sentence of the first paragraph is deleted and replaced with the following:

Currently, the Contract is not available in New York and Oregon.

Under the “Appendix A: State Variations” section of the prospectus, the below information is added to the table.

State	Feature/Benefit	Variation
Missouri	Dual Directional Yield	The Dual Directional Yield Indexed Strategy is not available for Contracts issued in Missouri.
	Performance Credit Account	The Performance Credit Account is not available for Contracts issued in Missouri.
	Right to Examine	When you return the Contract during the Right to Examine Period, We will process your refund within two Valuation Days from the Valuation Day We receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
	Annuity Payments	If you do not select an annuity option by the Contract Maturity Date, your Contract Value will be applied to a Life Annuity with Guaranteed Payments for 10 Years, as described in the prospectus.
Suspensions of Payments, Performance Lock Requests, or Reallocations

We may suspend or delay the payment of Death Benefits and withdrawals, the calculation of Annuity Payments, Performance Lock requests, and reallocations when We cannot calculate a Strategy Contract Value under any of the following circumstances:

•     the closing value of an Index is not published;

•     if any value, not limited to the Index Value, is unavailable for the calculation of the Strategy Interim Value;

•     the calculation of the Strategy Interim Value is not reasonably practical due to an emergency; or during any other period when a regulator, by order, so permits.

If We cannot obtain a value for an Index on any day due to any of these circumstances, We will use the value of the Index as of the last Valuation Day the value is available. If the beginning day of a Strategy Term falls on a Valuation Day for which We cannot obtain a value for an Index, We will use the Index Value as of the last Valuation Day as the Index Value for the beginning day of the Strategy Term.

Virginia	Right to Examine	When you return the Contract during the Right to Examine Period, We will process your refund within two Valuation Days from the Valuation Day We receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.

This Supplement Should Be Retained with the Prospectus for Future Reference.

FSGII-030625